UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: March 20, 2015

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

On March 20, 2015, Viggle Inc. (the “Company”) issued a press release confirming that it had received a proposal from Robert F. X. Sillerman, the Company’s Chairman and Chief Executive Officer, for the acquisition of a 25% interest in the company’s Wetpaint business for an aggregate consideration of $10 million in cash. According to Mr. Sillerman’s proposal, he has offered to pay Viggle $10 million in cash consideration for a 25% interest in the Wetpaint business. His proposal further provides for him to receive an option to acquire within 24 months the remaining 75% of the Wetpaint business for $40 million, payable by a minimum of $20 million in cash and the balance through the issuance of a 5 year note bearing interest at 6% per annum.

Mr. Sillerman’s proposal is subject to receipt of all necessary approvals of the Viggle Board and any Special Committee formed for the purpose of evaluating the proposal, and the execution of a mutually agreeable stock purchase agreement. The proposal also provides that any transaction would be subject to customary closing conditions.

Viggle’s Board of Directors expects to form a Special Committee of independent directors to evaluate the proposal from Mr. Sillerman.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 20, 2015 relating to proposal by Robert F.X. Sillerman to acquire 25% of the Company’s Wetpaint business

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: March 20, 2015	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President